Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	December 11, 2007 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FOURTH QUARTER
AND FISCAL 2007 OPERATING RESULTS

CLEVELAND, OH, December 11 Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for automotive, emissions testing,  locomotive, and aircraft industries, today reported results for the fourth quarter and the fiscal year ended September 30, 2007.

For the quarter ended September 30, 2007, the Company recorded net income of $451,427 or $.38 per share, compared with net income of $511,107 or $.42 per share, in the same period a year ago. Sales in the fourth quarter were $5,970,244 up 12% from $5,339,935 a year ago. The fourth quarter fiscal 2007 benefited from initial shipments of products for an emissions program in the State of California that will be implemented December 1, 2007.

For the 2007 fiscal year the Company reported a net loss of $649,412 or $.53 per share, compared with net income of $803,613 or $.66 per share, in the same prior year period. Sales were $12,520,061, down 21% compared to $15,877,719 a year ago. Fiscal 2006 sales benefited from a major vehicle OEM program.

Robert L. Bauman, President and CEO, said once the California emissions program became official and the Company’s product was certified by the State there wasn’t enough time left in the year to manufacture enough to at least attain a break-even result for fiscal year 2007. He went on to say that the Company expects fiscal 2008 first quarter to be strong as the Company delivers additional product into the California market place. He cautioned that although other states had shown interest in similar programs and the environment could certainly benefit from such programs the Company considers the California program a one-time event. He further stated that while the Company has several other substantial opportunities in development the plan is to also accelerate new product introductions in its core automotive aftermarket business. These products are intended to grow this business and reduce the Company's dependence on large orders.

Backlog at September 30, 2007 was $5,756,000, an increase of 255% from the backlog of $1,621,000 a year earlier. The  increase was due primarily to increased orders in automotive diagnostic products of  $4,118,000, specifically, $4,974,000 for emission products, offset in part by decreases in automotive diagnostic products to OEM's of $830,000 and $26,000 for non-emission aftermarket products. Also contributing to the backlog increase was $24,000 for  indicators and gauges. The Company estimates that approximately 90% of the current backlog will be shipped in the first quarter of fiscal 2008. The lower level of backlog in 2006  is more typical for the Company than the current year's large backlog.

The Company's financial position remains strong, with current assets of $10,244,505 that are 2.4 times current liabilities, and no long-term debt, and working capital of  $5,949,832. These compare to September 30, 2006 current assets of $9,641,667 that were 3.4 times current liabilities, no long-term debt, and working capital of $6,790,066. At September 30, 2007 shareholder's equity was $8,459,217 or $6.92 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2008, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement

	3 MONTHS		12 MONTHS
Period ended September 30	2007	2006	2007	2006
Net sales	$5,970,244	$5,339,935	$12,520,061	$15,877,719
Income (loss) before Income tax	1,019,427	633,807	(626,549)	1,077,113
Income (recovery of) taxes	568,000	122,700	8,000	273,500
Income (loss) before cumulative effect of change in accounting principle, net of tax	451,427	-	(634,549)	-
Cumulative effect of change in accounting for stock-based compensation, net of tax of $8,000	-	-	14,863	-
Net income (loss)	451,427	511,107	(649,412)	803,613

Basic income (loss) per share before cumulative effect of accounting change	.38	.42	(.52)	.66
Basic income (loss) per share	.38	.42	(.53)	.66
Diluted income (loss) per share before cumulative effect of accounting change	.38	.41	(.52)	.64
Diluted income (loss) per share	.38	.41	(.53)	.64

Weighted average shares outstanding	1,220,875	1,211,245	1,213,984	1,211,245